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                                                                    Exhibit 4.21

                                                            $-



                           [FORM OF] SUBORDINATED NOTE

                                UBS AG,
                acting through its Cayman Islands branch


                         -% PERPETUAL SUBORDINATED NOTE

            UBS AG, a bank organized under the laws of Switzerland (the "Bank"), acting through its Cayman Islands branch (the "Cayman Islands branch"), for value received, hereby promises to pay to UBS PREFERRED FUNDING COMPANY LLC V, a Delaware limited liability company (the "Company"), principal and interest on the principal amount of this Subordinated Note (this "Subordinated Note"), under the terms and conditions described hereunder.

            Section 1. Definitions. The following terms are used herein with the meanings assigned to them below:

                  "Administrative Action" means any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) by any legislative body, court, governmental authority or regulatory body having appropriate jurisdiction.

                  "Bank" means UBS AG, a bank organized under the laws of Switzerland, acting through its Cayman Islands branch.

                  A "Bankruptcy Event" shall be deemed to occur if (i) at any time the Bank's unconsolidated unsubordinated liabilities exceed its unconsolidated total assets (valued at the higher of their going-concern and their liquidation value), as calculated based on the most recent unconsolidated interim balance sheet of the Bank and the unsubordinated creditors of the Bank do not agree to subordinate their claims to the extent that such liabilities exceed such assets; or (ii) the Swiss Federal Banking Commission exercises the broad discretion granted to it under the Swiss Banking Law before the occurrence of such an excess as described in
      (i), above, by withdrawing the banking license of the affected bank, which has then been required to go into liquidation pursuant to Article 23 quinquies of the Swiss Banking Law.
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                  "Business Day" means a day on which (i) the Trans-European
      Automated Real-Time Gross Settlement Express Transfer System ("TARGET") is operating, (ii) banks are open for business and carrying out transactions in U.S. dollars in London, [insert applicable location] and Wilmington, Delaware, U.S.A.

                  "Calculation Agent" means the London branch of UBS AG.

                  "Capital Event" means the determination by the Bank after consultation with the Swiss Federal Banking Commission that the Company Preferred Securities cannot be included in calculating the Tier 1 capital of the Bank on a consolidated basis.

                  "Cayman Islands branch" means the branch of the Bank located in the Cayman Islands.

                  ["Change in Tax Law" means the receipt by the Bank of an opinion of a nationally recognized law firm or other tax advisor (which may be an accounting firm) in Switzerland, the United States or the Cayman Islands, as appropriate, experienced in such matters to the effect that an event of the type described in clause (A), (B) or (C) of the definition of "Tax Event" has occurred or will occur as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations under any laws or treaties) of the United States, Switzerland or the Cayman Islands or any political subdivision or taxing authority of or in the United States, Switzerland or the Cayman Islands affecting taxation or (ii) any Administrative Action or any amendment to, clarification of, or change in the official position or Bank interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to any Administrative Action that differs from the previously generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, regardless of the manner in which such amendment, clarification, change, interpretation or pronouncement is made known, which amendment, clarification, change or Administrative Action is effective or which interpretation or pronouncement is announced on or after the date of issuance of the Company Preferred Securities.]

                  "Company" means UBS Preferred Funding Company LLC V, a Delaware limited liability company.

                  "Company Agreement" means the Amended and Restated Limited Liability Company Agreement of the Company, as amended and restated as of the Issue Date of the Company Preferred Securities.

                  "Company Common Securities" means the securities of the


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      Company representing the common limited liability company interests in the Company.

                  "Company Preferred Securities" means the -% Noncumulative Company Preferred Securities, aggregate liquidation preference $-, offered by the Company pursuant to a Prospectus dated ____ __, 200- together with any subsequent offering by the Company of -% Noncumulative Company Preferred Securities, each representing preferred limited liability company interests in the Company.

                  "Dividend Payment Date" means, with respect to dividends on the Company Preferred Securities, the date on which such dividends are payable under the Company Agreement.

                  "Determination Date" for an Interest Period means the day that is two London Banking Days preceding the first day of that Interest Period.

                  "Eligible Investments" means, pursuant to the Investment Policies, the assets or investments which the Company may hold and consist of (i) the Subordinated Notes and (ii) other securities issued by the Bank acting through a branch, agency or other office located outside of the United States or by a non-U.S. branch of a non-U.S. subsidiary of the Bank.

                  "Interest Payment Date" means, with respect to the Subordinated Notes, each date on which interest is payable, as specified in Section 3(a).

                  "Interest Period" has the meaning ascribed thereto in Section
      3.

                  "Investment Company Act Event" means the receipt by the Bank of an opinion of a nationally recognized law firm in the United States experienced in such matters to the effect that there is more than an insubstantial risk that the Company or the Trust is an "investment company" within the meaning of the 1940 Act.

                  "Investment Policies" means the investment policies of the Company as set forth in Annex F of the Company Agreement.

                  "Issue Date" means the date of initial issuance of the Company Preferred Securities and the Trust Preferred Securities.

                  "London Banking Day" means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

                  "1940 Act" means the Investment Company Act of 1940, as amended.


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                  ["Subordinated Note Make Whole Amount" as applied to a
      redemption of this Subordinated Note means the greater of (i) 100% of the principal amount of this Subordinated Note and (ii) as determined by a Quotation Agent (as defined below), the sum of the present value of the principal amount of this Subordinated Note together with the present values of scheduled payments of interest accrued from the date of redemption to the Dividend Payment Date in ____ 20- (the "Remaining Life"), in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate.]

            For purposes of determining the Subordinated Note Make
Whole Amount:

                        ["Adjusted Treasury Rate" means, with respect to any
            redemption date, the Treasury Rate plus .[75]%.]

                  ["Comparable Treasury Issue" means, with respect to any Redemption Date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life. If no United States Treasury security has a maturity that is within a period from three months before to three months after the Interest Payment Date and Dividend Payment Date in ____ 20-, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.]

                        ["Comparable Treasury Price" means (A) the average of
            five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations.]

                        ["Quotation Agent" means UBS Warburg LLC and its
            successors, except that if UBS Warburg LLC shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Corporation will designate another Primary Treasury Dealer.]

                        ["Reference Treasury Dealer" means (i) the Quotation
            Agent and (ii) any other Primary Treasury Dealer selected by the Quotation Agent after consultation with the Company.]

                        ["Reference Treasury Dealer Quotations" means, with
            respect to each Reference Treasury Dealer and any Redemption Date, the

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            average, as determined by the Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Calculation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.]

                        ["Treasury Rate" means (i) the yield, under the heading
            which represents the average for the week immediately prior to the redemption date, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Remaining Life (or if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Remaining Life will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or
            (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.]

                  "Subordinated Notes" means the o% Perpetual Subordinated Notes issued by the Cayman Islands branch under the Subordinated Notes Purchase Agreement, including this Subordinated Note.

                  "Subordinated Notes Purchase Agreement" means the Subordinated Notes Purchase Agreement, dated ____ __, 200- between the Bank, acting through the Cayman Islands branch, and the Company.

                  "Swiss Federal Banking Commission" means the Swiss Federal Banking Commission and, if any successor governmental authority succeeds to the bank regulatory functions of the Swiss Federal Banking Commission in Switzerland, such successor governmental authority; provided, however, that if the Bank becomes domiciled in a jurisdiction other than Switzerland, then each reference herein to the Swiss Federal Banking Commission shall be deemed to instead refer to the governmental authority having primary regulatory authority with respect to the Bank's capital adequacy in such other jurisdiction.

                  "Tax Event" means the receipt by the Bank of an opinion of a


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      nationally recognized law firm or other tax advisor (which may be an accounting firm) in Switzerland or the United States, as appropriate, experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations under any laws or treaties) of the United States, Switzerland or the Cayman Islands or any political subdivision or taxing authority of or in the United States, Switzerland or the Cayman Islands affecting taxation or (ii) any Administrative Action or any amendment to, clarification of, or change in the official position or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to any Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification, change, interpretation or pronouncement is made known, which amendment, clarification, change or Administrative Action is effective or which interpretation, pronouncement or decision is announced on or after the date of issuance of the Company Preferred Securities, there is more than an insubstantial risk that (A) the Company or the Trust is or will be subject to more than a de minimis amount of additional taxes, duties or other governmental charges, (B) the Bank is or will be required to pay any additional amounts in respect of any taxes, duties or other governmental charges with respect to payments of interest or principal on the Subordinated Notes and with respect to any payments on the Trust Preferred Securities, (C) the Company is or will be required to pay any additional amounts in respect of any taxes, duties or other governmental charges with respect to payments of dividends on the Company Preferred Securities or the Trust is or will be required to pay any additional amounts in respect of any taxes, duties or other governmental charges with respect to distributions on the Trust Preferred Securities, or (D) the treatment of any of the Company's items of income, gain, loss, deduction or expense, or the treatment of any item of income, gain, loss, deduction or expense of the Bank related to the Subordinated Notes or its ownership of the Company, in each case as reflected on the tax returns (including estimated returns) filed (or to be filed) by the Company or the Bank, will not be respected by a taxing authority, as a result of which the Company or the Bank is or will be subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities, the effect of which cannot be avoided by the Company or the Bank taking reasonable measures available to it without any adverse effect on or material cost to the Bank or the Company (as determined by the Bank in its sole discretion).

                  ["Telerate Page 3750" means the display designated as "Page 3750" on the Bridge/Telerate Service (or such other page as may replace Page 3750) or such other service or services as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying London interbank offered rates for U.S. dollar deposits.]


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                  "Trust" means UBS Preferred Funding Trust V, a Delaware
      statutory trust.

                  "Trust Preferred Securities" means the o% Noncumulative Trust Preferred Securities, aggregate liquidation amount $o, offered by the Trust together with any subsequent offering by the Trust of o% Noncumulative Trust Preferred Securities, in each case representing an equal number of Company Preferred Securities.

                  "UBS AG Senior Liabilities" has the meaning set forth in
      Section 6(a).

                  "U.S. dollars," "dollars," "U.S.$" and "$" mean the currency of the United States of America.

            Section 2. Form of Subordinated Notes. This Subordinated Note is one of a duly authorized issue of the Subordinated Notes of the Bank in the aggregate principal amount of $o designated as its o% Perpetual Subordinated Notes and purchased pursuant to the Subordinated Notes Purchase Agreement. The Subordinated Notes are represented by a single definitive note in registered form.

            Section 3. Payments of Interest.

            (a) Interest on the Subordinated Notes is payable from the date of initial issuance as follows (or, if any such day is not a Business Day, the next Business Day, but without any additional interest or other payment in respect of such delay) (each an "Interest Payment Date" and the period from and including an Interest Payment Date, or the date of initial issuance, as applicable, to but not including the next Interest Payment Date, an "Interest Period"): [

                  (i) for each Interest Period through the Interest Period ending on the Interest Payment Date in ____ 20-, semi-annually in arrears on ____ __ and ________ __ of each year at a fixed rate per annum on the principal amount of this Subordinated Note equal to -% (calculated on the basis of a 360-day year consisting of twelve 30-day months); and

                  (ii) for each Interest Period ending after ____ 20-, quarterly in arrears on the first business day on or after ____ __, ____ __, _______ __ and ____ __ of each year at a floating rate per annum on the principal amount of this Subordinated Note equal to -% above three-month LIBOR (calculated on the


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      basis of the actual number of days elapsed in a 360-day year).

            LIBOR, with respect to a Determination Date, means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the second London Banking Day immediately following that Determination Date that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on that Determination Date. If such rate does not appear on Telerate Page 3750, LIBOR will be determined on the basis of the rates which deposits in U.S. dollars for a three-month period commencing on the second London Banking Day immediately following that Determination Date and in a principal amount of not less than [$1,000,000] that is representative for a single transaction in such market at such time, are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent, after consultation with the Company, at approximately 11:00 a.m., London time, on that Determination Date.]

            [for each Interest Period at a fixed rate per annum on the principal amount of this Subordinated Notes equal to - (calculated on the basis of a 360-day year consisting of twelve 30-day months).]

            The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to that Determination will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that Determination Date will be the arithmetic mean of the rates quoted by three major money center banks in New York City selected by the Calculation Agent, after consultation with the Company, at approximately 11:00 a.m., New York City time, on that Determination Date for loans in U.S. dollars to leading European banks for a three-month period commencing on the second London Banking Day immediately following that Determination Date and in a principal amount of not less than [$1,000,000]. However, if the banks selected by the Calculation Agent to provide quotations are not quoting as mentioned in this paragraph, LIBOR for the applicable period will be the same as LIBOR as determined on the previous Determination Date.

            All percentages resulting from any calculations on this Subordinated Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

            (b) Interest due on an Interest Payment Date is deferrable at the option of the Cayman Islands branch to the extent that, pursuant to the Company Agreement, dividends on the Company Preferred Securities due on the corresponding Dividend

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Payment Date would constitute Nondefinitive Dividends (as defined in the Company
Agreement). Interest deferred in this manner will not itself bear interest.

            Section 4. Redemption. The Subordinated Notes are redeemable with the consent of the Swiss Federal Banking Commission and at the option of the Cayman Islands branch:

                  (a) on the Interest Payment Date in ____ 20- or any Interest Payment Date occurring after that date, in whole or in part, at a redemption price equal to 100% of their principal amount plus interest accrued but unpaid to the date fixed for redemption; and

                  (b) prior to the Interest Payment Date in ____ 20-, in whole but not in part, if a Tax Event resulting from a Change in Tax Law (and relating to an event described in clauses (A), (B) or (C) of the definition of "Tax Event") occurs at a redemption price equal to 100% of their principal amount plus interest accrued but unpaid to the date fixed for redemption, or

                  (c) prior to the Interest Payment Date in ____ 20-, in whole but not in part, if a Tax Event not resulting from a Change in Tax Law relating to an event described in clauses (A), (B) or (C) of the definition of "Tax Event", an Investment Company Act Event or a Capital Event occurs at a redemption equal to interest accrued but unpaid to the date fixed for redemption plus the Subordinated Note Make Whole Amount.

            Section 5. Additional Amounts. If the Cayman Islands branch is required to withhold any taxes, duties or other governmental changes with respect to any payment in respect of this Subordinated Note, the Cayman Islands branch will pay such additional amounts as shall be required so that the amount received by the Company under this Subordinated Note is not less than the amount that would have been received in the absence of any such additional taxes, duties or other governmental charges.

            Section 6. Subordination.

            (a) This Subordinated Note constitutes a general and unsecured obligation of the Bank and, in liquidation of the Bank, will rank, both as to payment and in liquidation:

                 (i) subordinate and junior to all deposits and other liabilities of the Bank (including those in respect of bonds, notes and debentures that do not expressly rank pari passu with the obligations of the Bank under the Subordinated

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      Notes; and

                 (ii) senior to the ordinary shares and any other securities of the Bank expressed to rank junior to the most senior preference shares of the Bank (if any) from time to time outstanding.

The foregoing liabilities that rank senior to this Subordinated Note are collectively called "UBS AG Senior Liabilities".

            (b) Payments under the Subordinated Notes (other than payments upon a winding-up or dissolution, by bankruptcy or otherwise, in Switzerland of the
Bank) are conditional upon the Bank (i) not being in default in the payment of UBS AG Senior Liabilities, (ii) being able to pay its debts as they fall due and
(iii) having consolidated gross assets in excess of consolidated gross liabilities (other than liabilities to persons who are not senior creditors) at the time of payment. A report as to the insolvency of the Bank by two persons, each being a managing director, director or other authorized officer or agent of the Bank or employees of the independent accountants of the Bank will, in the absence of manifest error be treated and accepted by the Bank, the holders of Company Preferred Securities and all other interested parties as correct and sufficient evidence thereof.

            Section 7. Failure of Payment. If the Bank fails to make a payment when due of an installment of interest on this Subordinated Note, the Company shall be entitled to seek to enforce payment only of the defaulted installment of interest but not in respect of any failure to pay interest due under this Subordinated Note that was deferred because the dividends on the Company Preferred Securities on the corresponding Dividend Payment Date would have constituted Nondefinitive Dividends (as defined in the Company Agreement). The Company may, in its discretion, proceed to protect and enforce its rights by such appropriate judicial proceedings as the Company shall deem most effectual to protect and enforce any such rights, whether for the specific performance of any covenant or agreement in the Subordinated Notes Purchase Agreement or in aid of the exercise of any power granted therein, or to enforce any other proper remedy. Except with respect to a failure of payment of principal, the principal amount of this Subordinated Note shall not be subject to acceleration or become due and payable, whether upon notice or otherwise, upon the failure of the Bank to make a payment when due of an installment of interest or a winding-up of the Bank.

            If a Bankruptcy Event or a Capital Event occurs, then this Subordinated Note shall be canceled and the Bank's obligations hereunder (including, without limitation, its obligations to pay principal and interest, including interest not paid on any Interest Payment date as specified in Section 3(b) shall be forgiven.


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            If the Bank is liquidated and upon commencement of the related liquidation proceedings the Subordinated Notes are still outstanding, then the Subordinated Notes or other Eligible Investments shall be distributed by the Company to the Bank, as holder of the Company Common Securities.

            Section 8. Forgiveness of Debt. If a Bankruptcy Event or a Capital Event occurs, then this Subordinated Note or successor Eligible Investments then held by the Company shall be canceled and the Bank's obligations thereunder (including, without limitation, its obligations to pay principal and interest, including any interest deferred in accordance with Section 3(b)) shall be forgiven.

            Section 9. Transfer of the Subordinated Note. This Subordinated Note may not be sold and may not be divided into denominations of less than [$1,000][25].

            Section 10. GOVERNING LAW. THIS SUBORDINATED NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

            Section 11. Submission to Jurisdiction. The Bank irrevocably consents and agrees, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement may be brought in the courts of the State of New York or the courts of the United States of America located in New York City and until amounts due and to become due under this Subordinated Note have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any such action, suit or proceeding for itself and in respect of its properties, assets and revenues. Service of process upon the branch in any such action, suit or proceeding shall be deemed in every respect service of process upon the Bank. The Bank hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid action, suits or proceedings brought in the United States Federal courts located in New York City or the courts of the State of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The provisions of this Section 11 shall survive any termination of this Subordinated Note, in whole or in part.

            Section 12. Modification and Amendment. This Subordinated Note may be modified or amended only by the written agreement of the Cayman Islands branch and the Company.


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      IN WITNESS WHEREOF, the Bank has caused this instrument to be duly executed.

Dated:  ____ __, 200-



                                    UBS AG,
                                    acting through its Cayman Islands
                                    branch

                                    By: ________________________________
                                        Name: [Robert Mills]
                                        Title:  Chief Financial
                                                Officer-Americas

                                    By: ________________________________
                                        Name: [Robert Dinerstein]
                                        Title:  Managing Director